Exhibit 10.20
FRESHWORKS INC.
CASH INCENTIVE PLAN
(Adopted on April 19, 2021)
(As Amended on January 17, 2026)
1.Purposes of the Plan. The Plan is intended to increase stockholder value and the success of the Company by motivating Employees to (a) perform to the best of their abilities, and (b) achieve the Company’s objectives.
2.Definitions.
(a)“Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.
(b)“Actual Award” means, as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period, subject to the Committee’s authority under Section 3(e) to modify the award.
(c)“Board” means the Board of Directors of the Company.
(d)“Code” means the United States Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
(e)“Committee” means the committee appointed by the Board (pursuant to Section 5) to administer the Plan. Unless and until the Board otherwise determines, the Board’s Compensation Committee will administer the Plan and be considered the Committee for purposes of the Plan.
(f)“Company” means Freshworks Inc., a Delaware corporation, or any successor thereto.
(g)“Employee” means, unless otherwise determined by the Committee, any employee of the Company or an Affiliate, whether such individual is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.
(h)“Participant” means as to any Performance Period, an Employee who has been selected by the Committee for participation in the Plan for that Performance Period.
(i)“Performance Period” means the period of time for the measurement of the performance criteria that must be met to receive an Actual Award, as determined by the Committee in its sole discretion. A Performance Period may be divided into one or more shorter periods if, for example, but not by way of limitation, the Committee desires to measure some performance criteria over 12 months and other criteria over 3 months.

(j)“Plan” means this Cash Incentive Plan (including any appendix attached hereto) and as hereafter amended from time to time.
(k)“Target Award” means the target award, at 100% target level of achievement, payable under the Plan to a Participant for the Performance Period, as determined by the Committee in accordance with Section 3(b).
3.Selection of Participants and Determination of Awards.
(a)Selection of Participants. The Committee, in its sole discretion, will select the Employees who will be Participants for any Performance Period. Participation in the Plan is in the sole discretion of the Committee, on a Performance Period by Performance Period basis. Accordingly, an Employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period or Periods.
(b)Determination of Target Awards. The Committee, in its sole discretion, will establish a Target Award for each Participant, which may be a percentage of a Participant’s annual base salary as of the beginning or end of the Performance Period or a fixed dollar amount.
(c)Discretion to Determine Performance Criteria. Notwithstanding any contrary provision of the Plan, the Committee will, in its sole discretion, determine the performance criteria applicable to any Target Award which may include, without limitation: earnings (including earnings per share and net earnings); earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; total stockholder return; return on equity or average stockholder’s equity; return on assets, investment, or capital employed; stock price; margin (including gross margin); income (before or after taxes); operating income measures; operating income after taxes; pre-tax profit; operating cash flow; operating margin; sales or revenue targets; increases in revenue or product revenue; annual recurring revenue; net new annual recurring revenue (ARR); expenses and cost reduction goals; improvement in or attainment of working capital levels; attainment of research and development milestones; economic value added (or an equivalent metric); market share; cash flow; cash flow per share; share price performance; debt reduction; bookings measures; customer satisfaction; stockholders’ equity; capital expenditures; debt levels; operating profit or net operating profit; workforce diversity; growth of net income or operating income; billings; net billings; financing; regulatory milestones; stockholder liquidity; corporate governance and compliance; intellectual property; personnel matters; progress of internal research; progress of partnered programs; partner satisfaction; budget management; partner or collaborator achievements; internal controls, including those related to the Sarbanes-Oxley Act of 2002; investor relations, analysts and communication; implementation or completion of projects or processes; employee retention; number of users, including unique users; strategic partnerships or transactions (including inlicensing and out-licensing of intellectual property); establishing relationships with respect to the marketing, distribution and sale of the Company’s products; supply chain achievements; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; individual performance criteria; and corporate development and planning goals. As determined by the Committee, the performance criteria may be based on generally accepted accounting principles (GAAP) or Non-GAAP results and any actual results may be adjusted by the Committee for one-time items, unbudgeted or unexpected items and/or payments of Actual Awards under the Plan when determining whether the performance criteria have been met. The goals may be on the basis of any factors the Committee determines relevant, and may be on an individual, divisional, business unit or Company-wide basis. The performance criteria may differ from

Participant to Participant and from award to award. Failure to meet the goals will result in a failure to earn the Target Award, except as provided in Section 3(e).
(d)Determination of Actual Awards. Each Performance Period, the Committee, in its sole discretion, will determine each Participant’s Actual Award based on achievement of the performance criteria established by the Committee and set forth on Annex A (Officer Plan) and Annex B (Non-Officer Plan), as applicable.
(e)Discretion to Modify Awards. Notwithstanding any contrary provision of the Plan, the Committee may, in its sole discretion and at any time, increase, reduce or eliminate a Participant’s Actual Award. The Actual Award may be below, at or above the Target Award, in the Committee’s discretion. The Committee may determine the amount of any reduction on the basis of such factors as it deems relevant, and will not be required to establish any allocation or weighting with respect to the factors it considers.
4.Payment of Awards.
(a)Right to Receive Payment. Each Actual Award will be paid solely from the general assets of the Company. Nothing in this Plan will be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.
(b)Timing of Payment. To receive an Actual Award a Participant must be employed in good standing by the Company or any Affiliate on the date the Actual Award is paid. Accordingly, an Actual Award is not considered earned until paid. It is the intent that this Plan be exempt from, or comply with, the requirements of Code Section 409A so that none of the payments to be provided hereunder will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted to so comply. Each payment under this Plan is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).
(c)Form of Payment. Each Actual Award will be paid in cash (or its equivalent).
5.Plan Administration.
(a)Committee is the Administrator. The Plan will be administered by the Committee. The Committee will consist of not less than two (2) members of the Board. The members of the Committee will be appointed from time to time by, and serve at the pleasure of, the Board.
(b)Committee Authority. It will be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee will have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (i) determine which Employees will be granted awards, (ii) prescribe the terms and conditions of awards, (iii) interpret the Plan and the awards, (iv) adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside of the United States, (v) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (vi) interpret, amend or revoke any such rules.

(c)Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan will be final, conclusive, and binding on all persons, and will be given the maximum deference permitted by law.
(d)Delegation by Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors, officers or employees of the Company.
(e)Indemnification. Each person who is or will have been a member of the Committee will be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she will give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.
6.General Provisions.
(a)Tax Withholding. The Company or an Affiliate may withhold all applicable taxes from any Actual Award, including any federal, state, local and foreign taxes. Payments will be made, and applicable taxes will be withheld, based on the location in which Participant provided services during the Performance Period. If Participant provided services in multiple locations during the Performance Period, any Actual Award and associated taxes will be apportioned to each such location based on the number of days of service in each such location as compared to the total calendar days in the fiscal quarter or the Performance Period, as applicable.
(b)No Effect on Employment or Service. Nothing in the Plan will interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. Except as otherwise required by law, employment with the Company and its Affiliates is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time and without regard to when during a Performance Period such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect that such treatment might have upon him or her as a Participant.
(c)Participation. No Employee will have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award.
(d)Successors. All obligations of the Company under the Plan, with respect to awards granted hereunder, will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

(e)Nontransferability of Awards. No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, or by the laws of descent and distribution. All rights with respect to an award granted to a Participant will be available during his or her lifetime only to the Participant.
7.Amendment, Termination, and Duration.
(a)Amendment, Suspension, or Termination. The Committee, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan will not, without the consent of the Participant, alter or impair any rights or obligations under any Actual Award theretofore earned by such Participant. No award may be granted during any period of suspension or after termination of the Plan.
(b)Duration of Plan. The Plan will commence on the date specified herein, and subject to Section 7(a) (regarding the Committee’s right to amend or terminate the Plan), will remain in effect until terminated.
8.Legal Construction.
(a)Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also will include the feminine; the plural will include the singular and the singular will include the plural.
(b)Severability. In the event any provision of the Plan will be held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.
(c)Requirements of Law. The granting of awards under the Plan will be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(d)Governing Law. The Plan will be construed in accordance with and governed by the laws of the State of Delaware, but without regard to its conflict of law provisions.
(e)Bonus Plan. The Plan is intended to be a “bonus program” within the meaning of United States Department of Labor Regulation Section 2510.3-2(c) and will be construed and administered in accordance with such intention.
(f)Captions. Captions are provided herein for convenience only, and will not serve as a basis for interpretation or construction of the Plan.

ANNEX A
FRESHWORKS INC.
CASH INCENTIVE PLAN
(Officer Plan)
1.Effective Date; Performance Period. The Cash Incentive Plan for Officers (the “Officer Plan”) is effective for fiscal year 2026, and the Performance Period for the Officer Plan begins on January 1, 2026 and ends on December 31, 2026. The Officer Plan is limited in time and expires automatically on December 31, 2026. All benefits under the Officer Plan are voluntary benefits. Participating in the Officer Plan during fiscal year 2026 does not convey any entitlement to participate in the Officer Plan or similar plans in the future.
2.Administration. The Officer Plan shall be administered by the Committee in accordance with the Cash Incentive Plan to which the Officer Plan is attached as Annex A.
3.Eligibility. An Employee is eligible to participate in the Officer Plan if the Employee meets each of the following requirements:
(a)The Employee is the Company’s Chief Executive Officer or President; or holds a “CXO” title and reports to the Chief Executive Officer prior to the last fiscal quarter of the Performance Period.
(b)The Employee does not participate in a sales incentive or commission plan offered by the Company or an Affiliate.
(c)The Employee is not on a performance improvement plan at the time Actual Awards are determined and has not received written notice of warning or other disciplinary action during the Performance Period that remains in effect at the time Actual Awards are determined.
(d)The Employee is actively employed and in good standing (i.e., has not given notice of resignation, is not serving out a period of contractual or statutory notice, or is not on garden leave) at the time Actual Awards are determined and has not received written notice of warning or other disciplinary action during the Performance Period that remains in effect at the time Actual Awards are determined.
4. Performance Criteria. Subject to Section 3(b) of the Cash Incentive Plan, achievement of the following two performance criteria (Net New ARR and Non-GAAP Operating Margin (each as defined below)) shall determine the performance multiplier used to calculate Actual Awards under Section 5.
(a)Quarterly Net New ARR Targets. The Company has established Net New ARR targets for each quarter of 2026 that will apply for purposes of determining 70% of the company performance multiplier to be used in calculating the Actual Award for each quarter payable to the Participant pursuant to Section 5. Such targets are reflected in the 2026 Annual Operating Plan previously approved by the Board and the Chief Financial Officer shall report the achievement against target each quarter.

(b)ARR Multiplier. The Net New ARR company performance multiplier (the “ARR Multiplier”) that will be used to determine the applicable portion of the Actual Award payable under Section 5 for each quarter of the Performance Period shall be based on the Company’s actual Net New ARR achievement for such quarter relative to the applicable Net New ARR target for such quarter, as determined in the sole and absolute discretion of the Committee. The ARR Multiplier will be calculated using interpolation of actual achievement of Net New ARR (out to three decimal points) versus target to determine the applicable Attainment Range relative to the Payout Range, in accordance with the following:

Attainment Range			Payout Range
0%	<	75.0%		0%
75%	<	85.0%	50.0%	<	69.9%
85%	<	95.0%	70.0%	<	84.9%
95%	<	100.0%	85.0%	<	99.9%
100%	<	105.0%	100.0%	<	114.9%
105%	<	110.0%	115.0%	<	129.9%
110%	<	115.0%	130.0%	<	139.9%
115%	<	120.0%	140.0%	<	144.9%
120%	<	125.0%	145.0%	<	150.0%
125% or higher				150%

The final ARR Multiplier will be rounded to one decimal point.

Interpolation Calculation Methodology

PAYOUT INTERPOLATION CALCULATION
Payout Range	Attainment $
Range Min (a)
Actuals (b)
Range Max (c)
Diff in Range (d) c-a	c-a
Add'l Point of Payout for Each Point Attainment Change (e)	(d) payout/(d) attainment
# Points ARR Exceeded Range Min (f)	b-a
Points Above Range Min Awarded (g)	e * f
    Final Payout    a + g
For purposes of the Officer Plan, “Net New ARR” means Bookings less Churn and excludes the impact of FX and ARR from acquisitions (as such terms are used in the ordinary course by the Company’s finance group and as determined by the Company’s Chief Financial Officer).
(c)Quarterly Non-GAAP Operating Margin Targets. The Company has established NonGAAP Operating Margin targets for each quarter of 2026 that will apply for purposes of determining 30% of the company performance multiplier to be used in calculating the Actual Award for each quarter payable to the Participant pursuant to Section 5. The
Chief Financial Officer shall report the achievement against the targets listed below that have been established for each quarter.
(d)Non-GAAP Operating Margin Multiplier. The Non-GAAP Operating Margin company performance multiplier (the “Operating Margin Multiplier”) that will be used to determine the applicable portion of the Actual Award payable under Section 5 for each quarter of the Performance Period shall be based on the Company’s actual Non-GAAP
Operating Margin achievement for such quarter relative to the applicable Non-GAAP Operating Margin target for such quarter, as determined in the sole and absolute discretion of the Committee. The Non-GAAP Operating Margin threshold is 1.5% less than the Non-GAAP Operating Margin Target for the applicable quarter (the “Operating Margin Threshold”). The Operating Margin Multiplier will either be (i) zero percent (0%) if the specified Non-GAAP Operating Margin achievement for the applicable quarter is below the Operating Margin Threshold for the applicable quarter (which will result in the applicable portion of the Actual Award for the applicable quarter, as determined under Section 5, being $0); or (ii) one hundred percent (100%) if the specified Non-GAAP
Operating Margin achievement for the applicable quarter is at or exceeds the Operating Margin Threshold for the applicable quarter. The Non-GAAP Operating Margin Targets and Operating Margin Thresholds for each quarter are as set forth below:

	Q1 2026	Q2 2026	Q3 2026	Q4 2026
Target	15.2%	16.7%	20.7%	23.4%
Multiplier of 0% if Attainment is:	Less than 13.7%	Less than 15.2%	Less than 19.2%	Less than 21.9%
Multiplier of 100% if Attainment is:	13.7% or higher	15.2% or higher	19.2% or higher	21.9% or higher
For purposes of the Officer Plan, “Non-GAAP Operating Margin” means non-GAAP Operating Income/(Loss) as a percentage of Revenue and excludes the impact of stockbased compensation, amortization of acquired intangibles, and acquisition-related expenses (as such terms are used in the ordinary course by the Company’s finance group and as determined by the Company’s Chief Financial Officer). For purposes of calculating Non-GAAP Operating Margin, the following costs shall not be included to the extent they were not already included in the 2026 Annual Operating Plan previously approved by the Board: (i) costs associated with any merger or acquisition activity, including but not limited to purchase price, compensation related costs of equity issued in connection therewith or legal or accounting costs associated with such activities; (ii) costs associated with unanticipated litigation or the settlement of litigation-related claims; (iii) costs associated with employment-related claims, settlement or payment of severance amounts outside of the ordinary course as deemed appropriate by the Company’s Chief

Financial Officer; (iv) costs related to tax settlements or assessments; (v) any acceleration of payments or write-offs of lease payments related to abandonment or reduction of real estate leases due to unforeseen workforce changes; (vi) costs related to the Company’s decision to implement debt, convert credit facilities or other financing arrangements; and (vii) any other unforeseen costs incurred by the Company with the advance approval of the Board due to change of strategy or expansion of the business (as all such terms are used in the ordinary course by the Company’s finance group and as determined by the Company’s Chief Financial Officer).
5.Determination of Actual Awards. Subject to Section 3(e) of the Cash Incentive Plan, for each quarter of the Performance Period the Committee shall determine each Participant’s Actual Award in accordance with the following formula:
Actual Award = [(Target Award / 4)) x (applicable ARR Multiplier) x (70%)] + [(Target Award / 4)) x (applicable Operating Margin Multiplier) x (30%)]
6.Payment of Awards.
(a)Continued Employment Requirement. Notwithstanding anything to the contrary herein, a Participant must be actively employed by the Company or any Affiliate on the payment date in order to be eligible to receive any payment hereunder. For the avoidance of doubt, Employees who are on a contractual or statutory notice period at the time of payment shall not be eligible to receive any payment hereunder.
(b)Timing of Payment. The Company shall pay each Participant’s Actual Award (if any) on a quarterly basis as soon as practicable following the determination of Actual Awards.
(c)Prorated Payments. Each Participant’s Actual Award shall be prorated to account for (i) the Participant becoming eligible to participate in the Officer Plan after the beginning of the Performance Period, (ii) the Participant not being eligible to participate in the Officer Plan during unpaid time off during the Performance Period (including but not limited to any leave of absence, subject to applicable law), or (iii) to account for changes to the Participant’s Target Award during the Performance Period. Such proration shall be based on the number of days of eligibility, the number of days the Participant worked during the Performance Period (i.e., was not on unpaid time off or leave of absence), or the number of days with the applicable Target Award, as applicable, in each case compared to the total calendar days in the fiscal quarter or the Performance Period, as applicable.
(d)Right to Offset and Recoupment. To the extent permitted or required by applicable law, the Company may offset against any compensation or other amounts owed by the Company to the Participant any amounts erroneously paid to the Participant under the
Officer Plan for whatever reason. Any amounts paid hereunder will be subject to the Company’s Incentive Compensation Recoupment Policy and any other compensation recoupment or clawback policy adopted by the Company, in each case, as in effect from time to time.
(e)Tax Considerations. If an amount repaid to the Company under this Section 6 will not be fully deductible by the Participant, the Committee may, in its discretion, reduce the amount to be repaid by the amount determined by the Committee to reasonably take into account the adverse tax consequences of such repayment to the Participant.

7.Governing Documents; Entire Agreement. The Officer Plan shall be subject to the terms and conditions set forth in the Cash Incentive Plan to which it is attached as Annex A. Any capitalized term that is used but not defined in the Officer Plan shall have the definition ascribed to such term in the Cash Incentive Plan. The Officer Plan, together with the Cash Incentive Plan, is the entire agreement between the Company and each Participant regarding the subject matter of the Officer Plan and supersedes all prior cash incentive plans, whether with the Company or any Affiliate, or any written or verbal representations regarding the subject matter of the Officer Plan or the Cash Incentive Plan.
ANNEX B
FRESHWORKS INC.
CASH INCENTIVE PLAN
(Non-Officer Plan)
1.Effective Date; Performance Period. The Cash Incentive Plan for Non-Officers (the “NonOfficer Plan”) is effective for fiscal year 2026, and the Performance Period for the Non-Officer Plan begins on January 1, 2026 and ends on December 31, 2026. The Non-Officer Plan is limited in time and expires automatically on December 31, 2026. All benefits under the NonOfficer Plan are voluntary benefits. Participating in the Non-Officer Plan during fiscal year 2026 does not convey any entitlement to participate in the Non-Officer Plan or similar plans in the future.
2.Administration. Administration of the Non-Officer Plan has been delegated by the Committee to the Company’s Chief Financial Officer and Chief People Officer (the “Non-Officer Plan Committee”). The Non-Officer Plan shall be administered by the Non-Officer Plan Committee in accordance with the Cash Incentive Plan to which the Non-Officer Plan is attached as Annex B; provided, that references to the “Committee” in the Cash Incentive Plan shall be deemed to refer to the Non-Officer Plan Committee, other than for purposes of Section 7 of the Cash Incentive Plan.
3.Eligibility. An Employee is eligible to participate in the Non-Officer Plan if the Employee meets each of the following requirements:
(a)The Employee is not a participant in the Officer Plan.
(b)The Employee does not participate in a sales incentive or commission plan offered by the Company or an Affiliate.
(c)The Employee is not on a performance improvement plan at the time Actual Awards are determined and has not received written notice of warning or other disciplinary action during the Performance Period that remains in effect at the time Actual Awards are determined.
(d)The Employee is actively employed and in good standing (i.e., has not given notice of resignation, is not serving out a period of contractual or statutory notice, or is not on garden leave) at the time Actual Awards are determined and has not received written notice of warning or other disciplinary action during the Performance Period that remains in effect at the time Actual Awards are determined.

4.Performance Criteria. Subject to Section 3(b) of the Cash Incentive Plan, achievement of the following two performance criteria (Net New ARR and Non-GAAP Operating Margin (each, as defined below)) shall determine the performance multiplier used to calculate Actual Awards under Section 5.
(a)Quarterly Net New ARR Targets. The Company has established Net New ARR targets for each quarter of 2026 that will apply for purposes of determining 70% of the company performance multiplier to be used in calculating the company performance component of each Actual Award for each quarter payable to the Participant pursuant to Section 5. Such targets are reflected in the 2026 Annual Operating Plan previously approved by the
Board and the Chief Financial Officer shall report the achievement against target each quarter. For clarity, for the Non-Officer Plan, the ARR Multiplier is only applicable with respect to Quarterly Payments of the Actual Award Based on Company Performance Component as described further under Section 5.
(b)ARR Multiplier. The Net New ARR company performance multiplier (the “ARR Multiplier”) that will be used to determine the applicable portion of the Actual Award payable under Section 5 for each quarter of the Performance Period shall be based on the Company’s actual Net New ARR achievement for such quarter relative to the applicable Net New ARR target for such quarter, as determined in the sole and absolute discretion of the Committee. The ARR Multiplier will be calculated using interpolation of actual achievement of Net New ARR (out to three decimal points) versus target to determine the applicable Attainment Range relative to the Payout Range, in accordance with the following:

Attainment Range			Payout Range
0%	<	75.0%		0%
75%	<	85.0%	50.0%	<	69.9%
85%	<	95.0%	70.0%	<	84.9%
95%	<	100.0%	85.0%	<	99.9%
100%	<	105.0%	100.0%	<	114.9%
105%	<	110.0%	115.0%	<	129.9%
110%	<	115.0%	130.0%	<	139.9%
115%	<	120.0%	140.0%	<	144.9%
120%	<	125.0%	145.0%	<	150.0%
125% or higher				150%

The final ARR Multiplier will be rounded to one decimal point.
Interpolation Calculation Methodology

PAYOUT INTERPOLATION CALCULATION
Payout Range	Attainment $
Range Min (a)
Actuals (b)

Range Max (c)
Diff in Range (d) c-a	c-a
Add'l Point of Payout for Each Point Attainment Change (e)	(d) payout/(d) attainment
# Points ARR Exceeded Range Min (f)	b-a
Points Above Range Min Awarded (g)	e * f
    Final Payout    a + g
For purposes of the Non-Officer Plan, “Net New ARR” means Bookings less Churn and excludes the impact of FX and ARR from acquisitions (as such terms are used in the ordinary course by the Company’s finance group and as determined by the Company’s Chief Financial Officer).
(c)Quarterly Non-GAAP Operating Margin Targets. The Company has established NonGAAP Operating Margin targets for each quarter of 2026 that will apply for purposes of determining 30% of the company performance multiplier to be used in calculating the company performance component of each Actual Award for each quarter payable to the Participant pursuant to Section 5. The Chief Financial Officer shall report the achievement against the targets listed below that have been established for each quarter. For clarity, for the Non-Officer Plan, the Operating Margin Multiplier is only applicable with respect to Quarterly Payments of the Actual Award Based on Company Performance Component as described further under Section 5.
(d)Non-GAAP Operating Margin Multiplier. The Non-GAAP Operating Margin company performance multiplier (the “Operating Margin Multiplier”) that will be used to determine the applicable portion of the Actual Award payable under Section 5 for each quarter of the Performance Period shall be based on the Company’s actual Non-GAAP
Operating Margin achievement for such quarter relative to the applicable Non-GAAP Operating Margin target for such quarter, as determined in the sole and absolute discretion of the Committee. The Non-GAAP Operating Margin threshold is 1.5% less than the Non-GAAP Operating Margin Target for the applicable quarter (the “Operating Margin Threshold”). The Operating Margin Multiplier will either be (i) zero percent (0%) if the specified Non-GAAP Operating Margin achievement for the applicable quarter is below the Operating Margin Threshold for the applicable quarter (which will result in the applicable portion of the Actual Award for the applicable quarter, as determined under Section 5, being $0); or (ii) one hundred percent (100%) if the specified Non-GAAP
Operating Margin achievement for the applicable quarter is at or exceeds the Operating Margin Threshold for the applicable quarter. The Non-GAAP Operating Margin Targets and Operating Margin Thresholds for each quarter are as set forth below:

	Q1 2026	Q2 2026	Q3 2026	Q4 2026
Target	15.2%	16.7%	20.7%	23.4%
Multiplier of 0% if Attainment is:	Less than 13.7%	Less than 15.2%	Less than 19.2%	Less than 21.9%
Multiplier of 100% if Attainment is:	13.7% or higher	15.2% or higher	19.2% or higher	21.9% or higher

For purposes of the Non-Officer Plan, “Non-GAAP Operating Margin” means nonGAAP Operating Income/(Loss) as a percentage of Revenue and excludes the impact of stock-based compensation, amortization of acquired intangibles, and acquisition-related expenses (as such terms are used in the ordinary course by the Company’s finance group and as determined by the Company’s Chief Financial Officer). For purposes of calculating Non-GAAP Operating Margin, the following costs shall not be included to the extent they were not already included in the 2026 Annual Operating Plan previously approved by the Board: (i) costs associated with any merger or acquisition activity, including but not limited to purchase price, compensation related costs of equity issued in connection therewith or legal or accounting costs associated with such activities; (ii) costs associated with unanticipated litigation or the settlement of litigation-related claims; (iii) costs associated with employment-related claims, settlement or payment of severance amounts outside of the ordinary course as deemed appropriate by the Company’s Chief Financial Officer; (iv) costs related to tax settlements or assessments; (v) any acceleration of payments or write-offs of lease payments related to abandonment or reduction of real estate leases due to unforeseen workforce changes; (vi) costs related to the Company’s decision to implement debt, convert credit facilities or other financing arrangements; and (vii) any other unforeseen costs incurred by the Company with the advance approval of the Board due to change of strategy or expansion of the business (as all such terms are used in the ordinary course by the Company’s finance group and as determined by the Company’s Chief Financial Officer).
(e)Individual Performance. The individual performance multiplier (the “Individual
Multiplier”) used to determine the individual performance component of each Actual
Award under Section 5 shall be determined in the sole and absolute discretion of the Non-Officer Plan Committee, with input from the Participant’s supervisors, according to the following guidelines (which also may be changed in the sole and absolute discretion of the Non-Officer Plan Committee):

Individual Performance Rating	Individual Multiplier
Exceptional Results	1.2x-1.5x
Exceeds Results	1.0x-1.2x
Delivers Full Results	0.8x-1.0x
Delivers Some Results	0.0x - 0.5x
Does Not Deliver Results	0.0x
5.Determination of Actual Awards. Subject to Section 3(e) of the Cash Incentive Plan, the NonOfficer Plan Committee shall determine each Participant’s Actual Award as follows.
(a)Participants at the Senior Vice President, Vice President or Senior Director Level or Equivalent. For each Participant employed at the level of Vice President or Senior
Director or their equivalent (including those employed at levels PM7 to PM9 or IC7 to IC9), the Non-Officer Plan Committee shall determine such Participant’s Actual Award in accordance with the following:
i.Quarterly Payments Based on Company Performance Component: For each quarter of the Performance Period, the company performance component of the Actual Award payable to the Participant with respect to the company performance component for such quarter shall be determined in accordance with the following formula:
Actual Award = [(80% of Target Award / 4)) x (applicable ARR Multiplier) x 70%] + [(80% of Target Award / 4)) x (applicable Operating Margin Multiplier) x 30%]
ii.Annual Payment Based on Individual Performance Component: The individual performance component of the Actual Award payable to the Participant for the Performance Period shall be determined in accordance with the following formula:
Actual Award = (20% of Target Award) x (applicable Individual Multiplier)
(b)Participants at the Director or Senior Manager Level or equivalent. For each Participant employed at the level of Director or Senior Manager or their equivalent (including those employed at levels PM5 to PM6 or IC5 to IC6), the Non-Officer Plan Committee shall determine such Participant’s Actual Award in accordance with the following:
i.Quarterly Payments Based on Company Performance Component: For each quarter of the Performance Period, the company performance component of the Actual Award payable to the Participant for such quarter shall be determined in accordance with the following formula:
Actual Award = [(60% of Target Award / 4)) x (applicable ARR Multiplier) x 70%] + [(60% of Target Award / 4)) x (applicable Operating Margin Multiplier) x 30%]
ii.Annual Payment Based on Individual Performance Component: The individual performance component of the Actual Award payable to the Participant for the Performance Period shall be determined in accordance with the following formula:
Actual Award = (40% of Target Award) x (applicable Individual Multiplier)
(c)Participants at the Manager or Individual Contributor Level or Equivalent. For each
Participant employed at the level of Manager or Individual Contributor or their equivalent (including those employed at levels PM4 and below or IC4 and below that are eligible for participation in the plan), the Non-Officer Plan Committee shall determine such Participant’s Actual Award in accordance with the following:
i.Quarterly Payments Based on Company Performance Component: For each quarter of the Performance Period, the company performance component of the Actual Award payable to the Participant for such quarter shall be determined in accordance with the following formula:
Actual Award = [(50% of Target Award / 4)) x (applicable ARR Multiplier) x 70%] + [(50% of Target Award / 4)) x (applicable Operating Margin Multiplier) x 30%]

ii.Annual Payment Based on Individual Performance Component: The individual performance component of the Actual Award payable to the Participant for the Performance Period shall be determined in accordance with the following formula:
Actual Award = (50% of Target Award) x (applicable Individual Multiplier)
6.Payment of Awards.
(a)Continued Employment Requirement. Notwithstanding anything to the contrary herein, a Participant must be actively employed by the Company or any Affiliate on the payment date in order to be eligible to receive any payment hereunder. For the avoidance of doubt, Employees who are on a contractual or statutory notice period at the time of payment shall not be eligible to receive any payment hereunder.
(b)Timing of Payment. The Company shall pay each Participant’s Actual Award (if any) as soon as practicable following the determination of Actual Awards. Any payments with respect to the company performance component of the Actual Award will be made on a quarterly basis, and any payments with respect to the individual performance component will be made on an annual basis.
(c)Prorated Payments. Each Participant’s Actual Award shall be prorated to account for (i) the Participant becoming eligible to participate in the Non-Officer Plan after the beginning of the Performance Period, (ii) the Participant not being eligible to participate in the Non-Officer Plan during unpaid time off during the Performance Period (including but not limited to any leave of absence, subject to applicable law), or (iii) to account for changes to the Participant’s Target Award. Such proration shall be based on the number of days of eligibility, the number of days the Participant worked during the Performance Period (i.e., was not on unpaid time off or leave of absence), or the number of days with the applicable Target Award, as applicable, in each case compared to the total calendar days in the fiscal quarter or the Performance Period, as applicable.
(d)Right to Offset and Recoupment. To the extent permitted or required by applicable law, the Company may offset against any compensation or other amounts owed by the Company to the Participant any amounts erroneously paid to the Participant under the
Non-Officer Plan for whatever reason. Any amounts paid hereunder will be subject to the Company’s Incentive Compensation Recoupment Policy and any other compensation recoupment or clawback policy adopted by the Company, in each case, as in effect from time to time.
(e)Tax Considerations. If an amount repaid to the Company under this Section 6 will not be fully deductible by the Participant, the Non-Officer Plan Committee may, in its discretion, reduce the amount to be repaid by the amount determined by the Non-Officer Plan Committee to reasonably take into account the adverse tax consequences of such repayment to the Participant.
7.Governing Documents; Entire Agreement. The Non-Officer Plan shall be subject to the terms and conditions set forth in the Cash Incentive Plan to which it is attached as Annex B. Any capitalized term that is used but not defined in the Non-Officer Plan shall have the definition ascribed to such term in the Cash Incentive Plan provided, however, that references to the “Committee” in the Cash Incentive Plan shall be deemed to refer to the Non-Officer Plan

Committee, other than for purposes of Section 7 of the Cash Incentive Plan. The Non-Officer Plan, together with the Cash Incentive Plan, is the entire agreement between the Company and each Participant regarding the subject matter of the Non-Officer Plan and supersedes all prior cash incentive plans, whether with the Company or any Affiliate, or any written or verbal representations regarding the subject matter of the Non-Officer Plan or the Cash Incentive Plan.